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                                 PRESS RELEASE


                                                                    Exhibit 99.1


                                     [LOGO]



FOR IMMEDIATE RELEASE                                           OCTOBER 2, 1996

INVESTOR CONTACT: John Cygul                   MEDIA CONTACT: Cynthia Coulter
                  (818) 703-4321                              (818) 703-3046

                       WELLPOINT CHIEF FINANCIAL OFFICER
                         PLANS TO PHASE OUT OF COMPANY

JORDEN WILL CONTINUE AS CHIEF FINANCIAL OFFICER THROUGH EXTENDED TRANSITION
PERIOD

        WOODLAND HILLS, CA - Leonard D. Schaeffer, chairman and chief executive officer of WellPoint Health Networks Inc. (NYSE:WLP) today announced the resignation of Yon Y. Jorden, WellPoint's chief financial officer, effective at the end of 1996. As part of an orderly transition process, Jorden will remain CFO until December 31, 1996 and provide consulting services in 1997.

        "After working tirelessly for us over the last six years, Yon has decided to leave WellPoint for personal reasons," said Schaeffer. "Yon has been an essential member of our senior management team and has played a key role in our development, including WellPoint's initial public offering in 1993 and the Company's recently completed recapitalization transaction. She is truly an outstanding professional and we wish her well in future endeavors," said Schaeffer.

        WellPoint Health Networks Inc. is one of the nation's largest publicly-traded managed health care companies, serving the health care needs of over 4.2 million medical members. The Company offers a comprehensive array of network health plans provided through its health maintenance organization, preferred provider organization, and specialty managed health care networks. Specialty products include pharmacy benefit management, dental, vision, mental health, life and disability insurance, flexible spending accounts, Medicare supplement, and workers' compensation.